Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of September 25, 2020, (“Effective Date”), by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Jinchun (AKA “Joy”) Yan, MD, PhD (“Executive”).

The parties agree as follows:

1. Employment. The Company hereby employs Executive commencing effective as of Octoberl9 _, 2020 (the “Employment Commencement Date”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties and Position. Executive shall be employed as the Company’s Chief Medical Officer. Executive shall report to the Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities customarily associated with this position and may be reasonably assigned from time to time by the CEO. Initially, Executive will be responsible for providing clinical insight and medical direction to the Company and will help shape product development and commercialization strategies. This position will develop, implement and manage all clinical activities involving the Company’s investigative products. Includes development of clinical strategies, medical affairs oversight, development plans, protocol design, assessment of study results and management of regulatory processes.

2.1 Best Efforts/Full-Time. Executive shall perform the duties and responsibilities assigned to her to the best of her abilities and with reasonable diligence, and shall abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of the Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid activities and receives the CEO’s express written consent to do so; provided, however, that any such activities must not materially interfere with Executive’s performance of her full-time duties and responsibilities under this Agreement. An essential function of Executive’s position is working a regular, full time schedule.

2.2 Policies and Procedures. Executive agrees to comply with the Company’s regular policies and procedures as such policies and procedures may be modified from time to time, including, but not limited to, maintaining the confidentiality of the Company’s confidential information, assigning to the Company inventions made by Executive during the term of her employment and not pursuing competitive activities during the term of employment.

3. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and CEO or an authorized representative. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. If Executive’s employment with the Company terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of her duties hereunder, the Company shall pay to Executive an initial base salary in the gross amount of $15,384.62 per bi-weekly pay period (annualizing to $400,000). The Base Salary may be increased or decreased at the sole discretion of the Company without written modification to this Agreement. The Base Salary is payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.

4.2 Discretionary Bonus. Executive shall participate in such bonus plan or plans as in effect from time-to-time and applicable to the senior management of the Company. Executive’s target bonus award under such bonus plan, if provided, shall be thirty five percent (35%) of Executive’s Base Salary (the “Target Bonus”). Executive’s bonus (if any) shall be determined by the CEO, in his/her sole and absolute discretion, in accordance with the terms and conditions of such bonus plan, as in effect from time to time.

4.3 Stock Awards. The Executive will also be eligible to participate in designated incentive employee stock option plans in accordance with guidelines established from time to time (the “Stock Option Plan”). As part of Executive’s employment with the Company, the Board of Directors (“Ambrx Biopharma Board”) has approved that Executive shall be granted an option to acquire 1,855,958 ordinary shares of Ambrx Biopharma, Inc. common stock with standard four-year vesting provisions, with such vesting commencing on the Employment Commencement Date, as defined by the Ambrx Biopharma Share Incentive Plan (the “Time-Based Options”). The Time-Based Options will be granted on the date on which the Ambrx Biopharma Board accepts and approves an updated third-party valuation of the ordinary shares of Ambrx Biopharma, Inc., and will have an exercise price per share equal to the fair market value per ordinary share as set forth in such valuation. The 1,855,958 options will be governed by terms of a Notice of Grant of Share Option and Share Option Agreement, which Executive shall be required to sign as a condition of receiving the award. Additionally, the Ambrx Biopharma Board approved that Executive shall be granted stock options to purchase additional ordinary shares of Ambrx Biopharma, Inc. based on the four milestones listed on Exhibit C to this Agreement (the “Milestone Options”). Each of the Milestone Options will be granted on the date the Ambrx Biopharma Board determines that the applicable performance-based milestone has been achieved and will be fully vested on the grant date, as further described in Exhibit C to this Agreement. Whether Executive has met the performance-based milestones will be determined in the sole discretion of the Ambrx Biopharma Board.

4.4 Performance and Salary Review. The CEO shall review Executive’s performance on an annual basis. Adjustments to Base Salary, Target Bonus, or other compensation, if any, and any grants of Stock Awards under any applicable Stock Option Plan shall be made by the CEO in his/her sole and absolute discretion.

4.5 Conditional Relocation and Retention Payment. A material condition of this Agreement is Executive’s agreement to relocate to San Diego and to work full-time in the San Diego business location by no later than one year after Executive’s Employment Commencement Date. The only exception to this one-year relocation requirement is the Company’s determination, in its sole discretion, that the COVID-19 pandemic makes it materially unsafe for Executive’s relocation during this one-year period. If the Company makes this determination, it will notify Executive of the expected new relocation date. For the avoidance of doubt, Executive’s refusal to relocate to San Diego at any time shall not be considered “Good Reason” under Paragraph 14. The parties agree that San Diego is the geographic location at which Executive is expected to regularly perform her job duties. As part of our offer of employment, the Company will pay to Executive, as an advance subject to the earning provision of this paragraph, the gross amount of $50,000 within 10 days of Executive’s initiation of a complete household relocation to San Diego within the required one-year relocation period. The amounts paid to Executive in connection with relocation and as a retention payment shall be paid and treated as taxable compensation and shall be subject to any withholding tax and payroll deductions as required by law. Should Executive’s employment with the Company end for any or no reason during the one-year period immediately following payment of the relocation expense, Executive agrees that Executive has not earned the Relocation and Retention Payment and agrees to repay to the Company all relocation amounts paid to Executive.

5. Customary Fringe Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at the Company, including but not limited to group health insurance, subject to the terms and conditions of the Company’s benefit plan documents. Executive shall be entitled to paid time-off in accordance with the Company policies, but Executive shall be entitled to accrue a minimum of twenty (20) days of paid time-off per year. Executive’s paid time off benefits shall be subject to an accrual cap of no more than 150% of the annual accrual rate. This means that Executive will not continue to accrue paid time off benefits after reaching the accrual cap until paid time off is used and the accrue paid time off bank falls below the accrual cap. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive shall be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of the Company, including but not limited to travel expenses (coach airfare or the equivalent, lodging and other incidental expenses, business airfare for international trips over 6 hours). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

7. No Conflict of Interest. During Executive’s employment with the Company, Executive shall not engage in any activity that creates an actual or potential conflict of interest with the Company without the prior written consent of CEO or an authorized representative. Such work shall include, but is not limited to, directly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the CEO in its sole discretion. If the Company believes such a conflict exists during Executive’s employment with the Company, the Company may end Employee’s employment or may ask Executive to choose to modify the scope of the other activity, discontinue the other activity, or resign employment with the Company. Moreover, during Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments; or (d) serve as a member of the board of directors of one corporation (in addition to the Company) with the CEO’s written approval, which shall not be unreasonably withheld provided, further, that any such activities must not occur during the Company’s regular business hours or materially interfere with Executive’s performance of her duties and responsibilities under this Agreement.

8. Confidentiality and Proprietary Rights. Executive and the Company have executed the Company’s Confidentiality and Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference.

9. Non-Interference and Non-solicitation. Executive understands and agrees that the Company’s employees, customers and partners and any information regarding the Company’s employees, customers and/or partners is confidential and constitutes trade secrets of the Company (“Confidential Information and Trade Secrets”). Executive agrees that during her employment and for an indefinite period thereafter, Executive will hold in strictest confidence, and will not directly or indirectly use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information and Trade Secrets, unless previously authorized by the Company for use in the pursuit of Company business, and for the benefit of the Company. Additionally, notwithstanding any other provision of this Agreement, including the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference, Executive agrees that, to the fullest extent permitted by applicable law, during her employment and for a period of one (1) year after the conclusion of her employment, Executive will not, either directly or indirectly, separately or in association with others interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or recruiting any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

10. Remedies; Injunctive Relief. The parties acknowledge that a breach of the covenants contained in Sections 8, 9 and 10 would cause irreparable injury and agree that in the event of any such breach, the non-breaching party shall be entitled to seek temporary, preliminary and permanent injunctive relief, as specified under Section 1281.8 of the California Code of Civil Procedure, without the necessity of proving actual damages or posting any bond or other security. In addition, the Company shall be entitled to cease all severance payments to Executive in the event of Executive’s breach of Section 8, 9 or 10.

11. Indemnification. If Executive is considered an officer of the Company under the Company’s Bylaws, Executive shall be entitled to indemnification as provided in Article VIII of the Bylaws of the Company, without regard to any future changes in Executive’s assignment or position. In addition, to the extent the Company obtains insurance providing coverage or indemnification for other officers, or employees, or enters into any agreements with any other officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.

12. Voluntary Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled by either party pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.) and/or the Federal Arbitration Act. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules, which can be viewed at http://www.adr.org/employment. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent provided by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 12 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial as to any matter subject to arbitration. The parties further agree that they may not bring any claim in arbitration as a class, collective or representative action, but only in their individual capacities.

13. General Provisions.

13.1 Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the 3Company´ shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to his estate.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Tax Withholding. The payments made pursuant to this Agreement shall be subject to tax withholding and payroll deductions required by applicable law.

13.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy, email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

13.9 Survival. Sections 8 (“Confidentiality and Proprietary Rights”), 9 (“Non-Interference and Non-solicitation”), 10 (“Remedies; Injunctive Relief”), 11 (“Indemnification”), 12 (“Agreement to Arbitrate”) and 13 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

13.10 Entire Agreement. This Agreement, the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference and the Stock Option Plan referenced in Section 4.3 of this Agreement, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

13.11 Compliance with Section 409A of the Internal Revenue Code. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under Section 409A.

13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Severance. Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 14. For the avoidance of doubt, Executive shall not be eligible for severance benefits under this Section 14 unless, in the sole discretion of the Company, Executive has completed six full months of employment without the Company having concerns regarding Executive’s performance or conduct even if such Company concerns do not rise to the level of “Cause´ under this Agreement. The six-month period shall be measured from the Employment Commencement Date. If, prior to Executive’s completing six full months of employment, Executive’s Separation from Service occurs by reason of termination of Executive’s employment due to any performance or conduct concern of any nature by the Company, even if such concern does not rise to the level of “Cause´ under this Agreement and even if Executive is not given the opportunity to cure the Company’s concern(s) prior to termination, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law provided Executive timely elects and fully pays for any such continuation of benefits required by COBRA or applicable law.

(a) Termination Without Cause or By Executive For Good Reason After Completion of Six Full Months of Employment. Provided Executive has completed six full months of employment, measured from the Employment Commencement Date, if Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(i) The Company shall pay to Executive her fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of Separation from Service;

(ii) Subject to Executive’s continued compliance with Sections 7, 8, and 9, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) Six (6), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in a lump sum installment on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(iii) Subject to Executive’s continued compliance with Sections 7, 8 and 9, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is six (6) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires), the Company shall provide Executive and her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service with continuation coverage under COBRA for a monthly premium equal to the monthly premium Executive would have been required to pay for health coverage for Executive and her eligible dependents who were covered by the Company’s health plans if Executive were an active employee (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, her election of such coverage and her timely payment of premiums). Such continuation coverage shall be provided through insurance in accordance with the exemption under Treasury Regulation Section 1.409A-1(a)(5).

(iv) In the event Executive accepts employment with an employer other than the Company prior to or during the severance payment period described in Section 14(a)(ii) (which acceptance may be evidenced upon the earlier of executing a written employment agreement or commencing such employment), the Company’s obligation to provide severance benefits under Section 14(a)(iii) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days of such acceptance.

(b) Other Terminations. If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law provided Executive timely elects and fully pays for any such continuation of benefits required by COBRA or applicable law. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c) Delay of Payments. If at the time of Executive’s Separation from Service, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code).

(d) Release. As a condition to Executive’s receipt of any benefits pursuant to Section 14(a)(ii) and (iii), Executive shall execute and deliver to the Company within fifty (50) days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in a form substantially similar to the form attached hereto as Exhibit B. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and her termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within fifty (50) day period following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 14. In addition, Executive acknowledges and agrees that she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 14, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise; however, if Executive accepts employment, Executive’s rights to severance benefits under Section 14(a)(ii) and (iii) shall be limited in accordance with Section 14(a)(iv). In addition, any loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section14, and, as provided in Section 14(a), Executive’s right to continued health care benefits following his termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(g) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate her office prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 14(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Confidentiality and Proprietary Rights Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which breach, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the CEO that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof.

(ii) “Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform, with reasonable or without accommodation, the major duties of Executive’s position with the Company, or any parent, or subsidiary, or successor because of the sickness or injury of Executive for more than 90 consecutive days or more than 120 days in a 12 month period.

(iii) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(A) a material diminution in Executive’s authority, duties or responsibilities;

(B) a material diminution in Executive’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company;

(C) a material change in the San Diego geographic location at which Executive must regularly perform her duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business; or

(D) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions.

(iv) “Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Jinchun (AKA “Joy”) YAN, MD, PHD

Dated:	09/24/2020	/s/ Jinchun “Joy” Yan

AMBRX, INC.

Dated:	09/25/2020	By:	/s/ Feng Tian
		Name:	Feng Tian
		Title:	CEO and President

EXHIBIT A

COMPANY CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[Attached]

A-1

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this _____ day of __________, 2020, between JOY YAN, MD, PhD (“Executive”), and Ambrx, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated as of ______, 2020 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of herself and hers executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee

Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi) Claims Executive may have to vested or earned compensation and benefits.

(b) EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Executive acknowledges that in accordance with the Older Worker’s Benefit Protection Act:

(i) This Release does not release any claims arising after the date on which Executive signs this release;

(ii) this Release was presented to her on the date indicated above and that Executive is entitled to have fifty (50) days’ time in which to consider it Executive represents and acknowledges that if Executive executes this Release before fifty (50) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period;

(iii) the Company has advised her that she is waiving her rights under the ADEA, and that Executive may obtain advice concerning this Release from an attorney of her choice, and Executive has had sufficient time to consider the terms of this Release; and

(iv) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(v) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after her execution of it (the 3Effective Date´), so long as Executive has not revoked it within the time period and in the manner specified in clause (c( iv) above. Executive further understands that Executive will not be given any severance benefits under the Agreement until the Effective Date.

2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys¶ fees incurred as a result of any such assignment or transfer from Executive.

3. Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

5. Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7. Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

8. Entire Agreement. This Release and the Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

9. Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the CEO.

10. Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	AMBRX, INC.

By:

Print Name:

Print Name:

Title:

EXHIBIT C

SUMMARY OF PERFORMANCE-BASED STOCK OPTION CRITERIA

The Board of Directors of Ambrx Biopharma, Inc. (“Ambrx Biopharma Board”) has approved that the Executive shall be granted stock options to purchase additional ordinary shares of Ambrx Biopharma, Inc. based on the four milestones listed below (the “Milestone Options”). Each of the Milestone Options will be granted on the date the Ambrx Biopharma Board determines that the applicable performance-based milestone has been achieved and will be fully vested on the grant date, provided the Executive continues to be employed by Ambrx on such date. Each of the Milestone Options will have an exercise price equal to the fair market value per ordinary share of Ambrx Biopharma, Inc. on the date of grant, as determined by the Ambrx Biopharma Board. Whether Executive has met the performance-based milestones will be determined in the sole discretion of the Ambrx Biopharma Board. Each of the Milestone Options will be granted under the Ambrx Biopharma Share Incentive Plan, and will be governed by terms of a Notice of Grant of Share Option and Share Option Agreement, which Executive shall be required to sign as a condition of receiving each award.

Milestone #1: 309,326 ordinary shares of Ambrx Biopharma, Inc. shall be granted and vested on the day an Ambrx drug or biological product receives the first Fast Track designation from the Food and Drug Administration of the federal Department of Health and Human Services (“FDA”), if the Fast Track designation is received within two years from Executive’s employment start date with Ambrx.

Milestone #2: 309,326 ordinary shares of Ambrx Biopharma, Inc. shall be granted and vested on the day an Ambrx drug or biological product receives the first Breakthrough Therapy Designation from the FDA, if the Breakthrough Therapy Designation is received within two years from Executive’s employment start date with Ambrx.

Milestone #3: 309,326 ordinary shares of Ambrx Biopharma, Inc. shall be granted and vested on the day the Collaboration Agreements are signed with Global Pharma that meet one of the following requirements: (a) the Collaboration Agreements are co-develop agreements and they meet a milestone of $500 Million Dollars or more including royalties on sales and Ambrx receives $50 Million Dollars or more up front; OR (b) the Collaboration Agreements are license-out agreements with Ambrx receiving $250 Million Dollars or more upfront and the agreements meet a milestone of $1 Billion Dollars or more including royalties on sales. The amount under this section is the collective total amount from licensees.

Milestone #4: 309,326 ordinary shares of Ambrx Biopharma, Inc. shall be granted and vested on the day an Ambrx drug or biological product receives the first Orphan Drug Designation from the FDA, if the Orphan Drug Designation is received within two years from Executive’s employment start date with Ambrx.

C-1